Exhibit 99.1

Forex International Trading Corp. Provides Year End Review of Developments and 2011 Outlook

Las Vegas, NV, January 13, 2011 - Forex International Trading Corp. (the “Company”) (OTCBB:FXIT), a company  principally engaged in offering a web-based foreign currency trading platform to a non US residents, professionals and retail clients, today highlighted the significant accomplishments achieved by the Company over the last 12 months and the Company’s strategy for 2011.
In 2010 the Company:

•	Established a “white label” trading platform with Triple 8 Limited to provide clients with a web-based trading platform for trading currencies.

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Acquired a 20% equity interest in Forex New York City LLC (“ForexNYC”). In 2010, ForexNYC moved into its newly renovated office at 60 East 42nd St 53rd Floor in Manhattan, New York where they began offering on-site education seminars on trading the Forex market.

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Acquired approximately 45% equity interest in Triple 8 Limited. In 2010, Triple 8 Limited experienced approximately 200% growth in trading volume in addition to approximately 300% annual growth in client accounts. Trading revenues in 2010 experienced an approximate 300% growth compared to last year and exceeded $7 million.

The Company’s 2011 Strategy:
•	Continue to support the Company’s acquisition targets in their growth strategies.

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Triple 8 Limited’s strategy is to continue to market their web-based trading platform to retail customers outside the United States and increase alliance/partner relationships to grow the company’s client base and add product lines.

o	Continue to grow back office staff to support client growth.

o	ForexNYC’s strategy is to continue to market both their on-site education seminars as well as their web-based training modules.

•	Continue to identify companies for acquisition/investment opportunities that enhance the Company’s market share and/or provide the Company with a competitive advantage.

Darren Dunckel, CEO of Forex International Trading commented, “The milestones we achieved in 2010 have positioned the Company to capitalize on the significant revenue opportunities in the Forex market. We are thrilled with our significant achievements in 2010 and we look forward to continue executing our growth strategy and build shareholder value throughout 2011.”

About Forex International Trading Corp.

Headquartered in Las Vegas, NV, Forex International Trading Corp. operates an advanced online trading platform for Forex markets to non U.S. residents. The Company estimates non U.S. residents represent 75% of online currency trading. The Company currently accepts only non U.S. clients. The Company focuses on providing individual and institutional investors with a platform for buying and selling currencies, precious metals and commodity futures. This platform allows self-directed, broker-assisted, managed accounts and accumulation programs. Through the platform, customers have access to over 20 currencies and bullion deliveries.  The Foreign Currency Market (“Forex” or “FX”) is created by the global exchange of currencies. According to the Bank for International Settlements, the average daily turnover, or, volume in the Global FX market in April 2010 was $4 Trillion compared to only $1.2 Trillion in 2001 (Wall Street Journal, Sept. 1, 2010). Historically, access to the FX market was only available to governments, commercial banks, corporations, and other large financial institutions. The Company is now capitalizing on the growth of online currency trading through its state of the art web-based trading platform.

For more information, please visit: http://forex-international-trading.com

Forward-Looking Statements: This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others, whether Forex International Trading Corp. can successfully execute its operating plan; its ability to integrate acquired companies and technology; its ability to retain key employees; its ability to successfully combine product offerings and customer acceptance of combined products; general market conditions; and whether Forex International Trading Corp. can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Forex International Trading Corp. does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Investor Relations Contact
Paul DeRiso
Core Consulting Group
925-465-6088
paul@coreconsultingroup.com